Exhibit 10.3

555 12th Street NW

Washington, DC 20004

February 28, 2019

Paul Linton

Chief Strategy and Transformation Officer

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

Dear Paul:

On July 29, 2014, you entered into an offer of employment letter dated as of July 14, 2014 with FTI Consulting, Inc. (the “Company”), as amended by Amendment No. 1 thereto dated as of February 22, 2017, which you entered into on March 21, 2017 (collectively, the “Employment Letter”). You and the Company desire to amend certain terms of the Employment Letter through this amendment (this “2019 Amendment”), effective as of the date first written, in consideration of the mutual covenants set forth in this 2019 Amendment and in the Employment Letter, as follows:

1.	Paragraph 9(b) of the Employment Letter is hereby deleted and restated to read in its entirety as follows:

“(b)

Termination by the Company Without Cause or by Employee for Good Reason. In the event that the Company terminates Employee’s employment without “Cause” (as hereafter defined) or Employee terminates for “Good Reason” (as hereafter defined) and provided, that you execute and deliver a “Release” to the Company in accordance with Paragraph 9(c) of the Employment Letter, Employee will be entitled to receive the following payments and benefits:

i.	any Accrued Compensation, which amount shall be paid in a lump sum within 30-days from the date of termination;

ii.

continued payment of Employee’s Base Salary for the salary continuation period specified below (the “Salary Continuation Period”); provided that such amount shall be increased to one times the sum of Employee’s (i) Base Salary plus (ii) Target bonus for the year of termination if such termination occurs during the 18-month period after a Change in Control (as defined in the Company’s 2017 Omnibus Incentive Compensation Plan or successor plan as in effect on the effective date of termination);

EXECUTION VERSION

2019 CSTO Amendment to Employment Letter

iii.	the unpaid amount, if any, of your previously earned and unpaid annual cash incentive pay based on actual performance results for the applicable bonus year;

iv.

pro-rated annual incentive pay for the performance year of termination based on actual performance for such performance year in respect of applicable objective financial performance goals, if any (“Operating AIP”), established for the applicable year of termination (with no exercise of negative discretion), determined by multiplying (i) the amount of such annual incentive pay, if any, which would be due and payable in respect of the achievement of Operating AIP for the full performance year in which such termination occurred had such termination event not occurred, by (ii) a fraction, the numerator of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount (if any) shall be paid in a lump sum in cash when such annual incentive pay for such performance year are paid to other eligible senior executives of the Company, which is not later than March 15th of the calendar year following the applicable performance year;

v.

without duplication of any amount payable in respect of the immediately preceding clause (iv), pro-rated annual incentive pay for the year of termination based on the portion of annual incentive pay, if any, attributable to individual performance goals, if applicable (“Individual Performance AIP”), if any, and the amount awarded and paid in respect of Individual Performance AIP in the calendar year prior to the year in which such termination occurred, determined by multiplying the (i) amount paid in respect of Individual Performance AIP, if any, in the calendar year prior to the year of termination, by (ii) a fraction, the numerator of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount, if any, shall be paid in a lump sum in cash within two and one-half months following the effective date of such termination; and

vi.

continuing group health and group life insurance coverage for Employee and, where applicable, Employee’s spouse and eligible dependents (“Benefit Continuation Coverage”) during the Salary Continuation Period at the same benefit and contribution levels in effect from time to time with respect to active similarly situated employees of Company or FTI. If and to the extent such Benefit Continuation Coverage is not permitted by the applicable plan or by applicable law, Employee will instead be entitled to cash payments sufficient to reimburse Employee and/or Employee’s spouse and eligible dependents, on an after-tax basis, for the actual cost of comparable individual or other replacement coverage through the end of the Salary Continuation Period. The group health portion of Benefit Continuation Coverage will be in addition to and not in lieu of COBRA continuation coverage. The Company may modify its

EXECUTION VERSION

2019 CSTO Amendment to Employment Letter

obligations under this Section 9(b) to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”).

For purposes hereof, Good Reason shall mean:

1.	material adverse change in Employee’s title, duties or responsibilities (including reporting responsibilities);

2.	a material reduction in Employee’s Base Salary;

3.	a required relocation of Employee’s principal office by more than 50 miles from his office location in Washington, D.C.; or

4.

any failure to assign to a successor to the business and substantially all assets of the Company, and of such successor to assume, the obligations of the Company under all applicable plans and agreements with Employee;

provided that Good Reason shall not exist unless and until Employee provides the Company with written notice thereof within ninety (90) days of the date Employee knows or should have known about the initial occurrence of such event, the Company fails to cure such acts within thirty (30) days of receipt of such notice and Employee terminates employment within thirty (30) days following the expiration of such cure period, otherwise grounds for Good Reason on account of such occurrence shall lapse.

For Purposes hereof, the following events constitute Cause:

If Employee

1.	is convicted of or pleads nolo contendere to a felony;

2.	commits fraud with respect to, or misappropriates any funds or property of, the Company or any affiliate, customer or client of the Company;

3.	engages in any act or omission which is in material violation of any material policy of the Company;

4.	engages in willful material misconduct or gross negligence in connection with the performance of his duties;

5.	substantially fails to perform his material duties after written request for such performance from the Board;

EXECUTION VERSION

2019 CSTO Amendment to Employment Letter

6.	continues to fail to reasonably cooperate in any audit or investigation regarding the Company or its business practices after written request for such performance from the Board; or

7.

engages in any material misconduct that significantly adversely affects, or is likely to significantly adversely affect, the business or reputation of the Company. Employee’s termination for Cause will be effective immediately upon the Company’s mailing or transmitting written notice of such termination. For purposes of sub-clause (iv) above, no act or omission shall be “willful” if such conduct was in good faith and with a reasonable belief that such act or omission was in the best interests of the Company.

2.	Paragraph 9(d) of the Employment Letter is hereby deleted and amended and restated to read in its entirety as follows:

“(d)

Termination In the Event of Death or Disability. In the event that your employment is terminated due to your death or “Disability” (as hereafter defined); provided, that you (or your estate or representative (in the event of death) or your conservator or guardian (in the event of your disability)), execute and deliver a “Release” to the Company in accordance with Paragraph 9(c) of the Employment Letter, following the date of death or Disability you will be entitled to receive the following payments:

i.	any Accrued Compensation, which amount shall be paid in a lump sum within 30-days from the date of termination;

ii.	the unpaid amount, if any, of your previously earned and unpaid annual cash incentive pay based on actual performance results for the applicable bonus year;

iii.

pro-rated annual incentive pay for the performance year of termination based on actual performance of Operating AIP for the applicable year of termination (with no exercise of negative discretion), determined by multiplying (i) the amount of such annual incentive pay, if any, which would be due and payable in respect of the achievement of Operating AIP for the full performance year in which such termination occurred had such termination event not occurred, by (ii) a fraction, the numerator of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount (if any) shall be paid in a lump sum in cash when such annual incentive pay for such performance year are paid to other eligible senior executives of the Company, which is not later than March 15th of the calendar year following the applicable performance year; and

EXECUTION VERSION

2019 CSTO Amendment to Employment Letter

iv.

without duplication of any amount payable in respect of the immediately preceding clause (iv), pro-rated annual incentive pay for the year of termination based on the portion of annual incentive pay, if any, attributable to Individual Performance AIP, if any, and the amount awarded and paid in respect of Individual Performance AIP in the calendar year prior to the year in which such termination occurred, determined by multiplying the (i) amount paid in respect of Individual Performance AIP, if any, in the calendar year prior to the year of termination, by (ii) a fraction, the numerator of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount, if any, shall be paid in a lump sum in cash within two and one-half months following the effective date of such termination.

For purposes hereof, you will be deemed to be “Disabled” or to have a “Disability” if you are determined to be totally and permanently disability under the Company’s long-term disability insurance plan in which you participate, or if you are unable to substantially perform the customary duties and responsibilities of your employment with the Company for a period of at least 120 days within any 180-day period by reason of a physical or mental incapacity.”

3.

Affirmation. This 2019 Amendment is to be read and construed with the Employment Letter as constituting one and the same agreement. Except as specifically modified by this 2019 Amendment, all provisions, terms and conditions of the Employment Letter shall remain in full force and effect.

4.	Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Employment Letter.

5.	Counterparts. This 2019 Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Yours truly,

FTI CONSULTING, INC.

By:	/s/ HOLLY PAUL
Name:	HOLLY Paul
Title:	CHRO

Accepted and Agreed:

/S/ PAUL LINTON
Name:	Paul Linton
Title:	Chief Strategy and Transformation Officer

EXECUTION VERSION

2019 CSTO Amendment to Employment Letter